Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Place of Incorporation

AKOS Limited	United Kingdom
Allied Health Group, LLC	Delaware
Assent Consulting	California
Assignment America, Inc. (a)	Delaware
Cejka Search, Inc.	Delaware
CC Local, Inc.	Delaware
CC Staffing, Inc. (b)	Delaware
ClinForce, LLC	Delaware
Credent Verification and Licensing Services, LLC	Delaware
Cross Country Capital, Inc.(c)	Delaware
Cross Country Healthcare UK Holdco Limited	United Kingdom
Cross Country Holdco (Cyprus) Limited	Cyprus
Cross Country Infotech, Pvt, Ltd.	India
Cross Country Local, Inc. (d)	Delaware
Cross Country Education, LLC	Delaware
Cross Country Publishing, LLC	Delaware
Cross Country TravCorps, Inc. (e)	Delaware
Jamestown Indemnity, Ltd.	Cayman Islands
MCVT, Inc.	Delaware
MDA Holdings, Inc.	Delaware
Med-Staff, Inc. (f)	Delaware
Medical Doctor Associates, LLC	Delaware
Metropolitan Research Staffing Associates, Inc. (DBA Akos US)	Delaware
MRA Search, Inc.	Delaware

(a)	Effective January 1, 2012 Assignment America, Inc. converted to Assignment America, LLC.
(b)	Effective January 1, 2012 CC Staffing, Inc. converted to Travel Staff, LLC.
(c)	Effective January 1, 2012 Cross Country Capital, Inc. merged into Cross Country Healthcare, Inc.
(d)	Effective January 1, 2012 Cross Country Local, Inc. merged into Med-Staff, Inc.
(e)	Effective January 1, 2012 Cross Country TravCorps, Inc. converted to Cross Country Staffing, Inc.
(f)	Effective January 1, 2012 Med-Staff, Inc. converted to Local Staff, LLC.